Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

For Further Information Contact

American Community Bancshares, Inc.

Mr. Randy P. Helton, President and CEO

Phone: 704-225-8444

AMERICAN COMMUNITY BANCSHARES, INC. ANNOUNCES

RESULTS FOR THE QUARTER ENDED SEPTEMBER 30, 2006

October 27, 2006. Charlotte, North Carolina: American Community Bancshares, Inc. (NASDAQ Stock Market: ACBA), the holding company for American Community Bank, announced unaudited earnings for the three months ended September 30, 2006 of $611,000, a decrease of $574,000 or 48.4% from unaudited earnings for the same period in 2005. This decline was largely due to a $1.5 million provision for loan and lease losses directly attributable to the Company’s leasing operations which we discontinued earlier in 2006. Unaudited net interest income for the quarter increased to $4.7 million from $4.3 million for the same period in 2005, an increase of 8%. The Company reported unaudited non-interest income of $862,000 for the quarter ended September 30, 2006, an increase of approximately 4% over the comparable period in 2005.

Unaudited earnings for the nine months ended September 30, 2006 were $2,850,000, a $449,000 or 13.6% decrease over unaudited earnings for the nine months ended September 30, 2005 of $3,299,000. Earnings per share (diluted) for the nine months ended September 30, 2006 decreased to $0.40 compared to $0.51 for the nine months ended September 30, 2005 partly as a result of a 658,000 increase in average shares outstanding during the period due to the exercise of warrants to purchase shares of common stock during the second quarter of 2005. The Company’s annualized return on average assets for the nine months ended September 30, 2006 was 0.83% with a return on average equity of 7.29%.

Total assets as of September 30, 2006 were $483.4 million, compared to $443.2 million at September 30, 2005, an increase of $40.2 million or 9.1%. The Company also experienced similar gains in loans and deposits. Total loans were $362.0 million, an increase of $33.5 million or 10.2%, over the $328.5 million reported for the same period in 2005. Total deposits were $386.6 million, an increase of $31.9 million or 9.0% over third quarter 2005 deposits of $354.7 million. Asset quality improved on a linked quarter basis, as nonperforming assets decreased to $3.0 million or 0.62% of assets in the 2006 third quarter from $3.6 million or 0.78% of assets in the 2006 second quarter. Nonperforming loans decreased by $844,000 to $1.1 million at September 30, 2006 from $1.9 million at June 30, 2006.

Randy P. Helton, President and Chief Executive Officer commented: “The third quarter of 2006 continued to show strong fundamentals with our net interest margin at 4.25%, an increase of loans and deposits of approximately 10%, and an efficiency ratio of 56.0%. We did however record a $1.5 million provision in the third quarter primarily related to our leasing portfolio. We are aggressively pursuing collections by liquidating the underlying collateral and seeking payment from lease guarantors. As previously reported last quarter, we discontinued operations of the leasing business and have outsourced the remaining portfolio servicing to a third party. Consequently, the lease portfolio will continue to decline in size. Our core business continues to be strong and our goal is to continue to keep growing our Company in order to bring solid returns for our shareholders.”

American Community Bancshares, Inc., headquartered in Charlotte, North Carolina is the holding company for American Community Bank. American Community Bank is a full service community bank headquartered in Monroe, North Carolina with nine North Carolina offices located in two of the fastest growing counties in North Carolina, Mecklenburg and Union. It also has four offices located in York and Cherokee Counties in South Carolina. American Community Bank provides a wide assortment of traditional banking and financial services offered with a high level of personal attention. The website for American Community Bancshares, Inc. is www.americancommunitybank.com. Its stock is traded on the NASDAQ National Market under the symbol “ACBA”. For more information contact: Stephanie Helms, Shareholder Relations or Dan Ellis, Chief Financial Officer at (704) 225- 8444.

Information in this press release contains “forward-looking statements.” These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in American Community Bancshares’s recent filings with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K and its other periodic reports.

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American Community Bancshares, Inc.

(Amounts in thousands except share and per share data)

(Unaudited)

Consolidated Balance Sheet

	September 30, 2006	June 30, 2006	March 31, 2006	December 31, 2005 (a)	September 30, 2005
Assets
Cash and due from banks	$15,268	$16,057	$13,646	$12,495	$16,226
Interest-earning deposits with banks	11,357	326	10,087	4,454	10,920
Investment securities	66,239	65,309	62,842	64,307	60,635
Loans	368,020	357,134	350,516	332,708	332,447
Allowance for loan losses	(5,987)	(5,041)	(4,528)	(4,331)	(3,968)

Net loans	362,033	352,093	345,988	328,377	328,479

Accrued interest receivable	2,811	2,576	2,527	2,432	2,187
Bank premises and equipment	9,286	9,328	9,467	9,660	9,812
Foreclosed real estate	283	258	91	386	112
Non-marketable equity securities at cost	2,187	2,062	2,062	1,996	1,996
Goodwill	9,838	9,838	9,838	9,838	9,838
Other assets	4,112	2,925	3,294	2,726	3,023

Total assets	$483,414	$460,772	$459,842	$436,671	$443,228

Liabilities and stockholders’ equity
Deposits
Non-interest bearing	$58,806	$56,125	$57,276	$58,054	$52,735
Interest bearing	327,758	305,268	309,302	287,347	301,982

Total deposits	386,564	361,393	366,578	345,401	354,717

Borrowings	41,556	46,116	39,885	38,464	36,531
Accrued expenses and other liabilities	1,480	659	1,761	1,920	1,840

Total liabilities	429,600	408,168	408,224	385,785	393,088
Total stockholders’ equity	53,814	52,604	51,618	50,886	50,140

Total liabilities and stockholders’ equity	$483,414	$460,772	$459,842	$436,671	$443,228

Ending shares outstanding	6,963,663	6,921,554	6,853,240	6,853,010	6,812,600
Book value per share	7.73	7.60	7.53	7.43	7.36

Average Balances:
Loans	$361,216	$351,815	$338,525	$329,267	$327,946
Earning assets	436,391	419,346	414,294	408,788	394,068
Total assets	474,706	457,689	446,991	437,485	427,443
Interest-bearing deposits	312,189	296,171	296,171	296,918	290,565
Stockholders’ equity	53,364	52,163	51,457	50,536	49,696

(a)	Derived from audited consolidated financial statements

American Community Bancshares, Inc.

Consolidated Income Statements

(Amounts in thousands except share and per share data)

(Unaudited)

Three months ended	September 30, 2006	June 30, 2006	March 31, 2006	December 31, 2005 (a)	September 30, 2005
Total interest income	$8,320	$7,932	$7,328	$7,112	$6,797
Total interest expense	3,646	3,180	2,797	2,615	2,468

Net interest income	4,674	4,752	4,531	4,497	4,329

Provision for loan losses	1,530	668	272	294	224

Net interest income after provision for loan loss	3,144	4,084	4,259	4,203	4,105

Non-interest income
Service charges on deposit accounts	616	601	562	609	598
Mortgage banking operations	83	106	81	77	87
Realized gains on sale of securities	35	—	25	—	—
Other	128	162	159	152	144

Total non-interest income	862	869	827	838	829

Non-interest expense
Salaries and employee benefits	1,512	1,855	1,529	1,466	1,523
Occupancy and equipment	560	560	571	569	569
Other	1,033	1,034	923	1,100	971

Total non-interest expense	3,105	3,449	3,023	3,135	3,063

Income before income taxes	901	1,504	2,063	1,906	1,871
Provision for income taxes	290	572	756	697	686

Net income	$611	$932	$1,307	$1,209	$1,185

Net income per share
Basic	$0.09	$0.14	$0.19	$0.18	$0.17
Diluted	$0.09	$0.13	$0.18	$0.17	$0.17

Weighted average number of shares outstanding
Basic	6,929,474	6,876,336	6,853,240	6,833,259	6,804,662
Diluted	7,173,914	7,176,336	7,156,948	7,134,699	7,130,129

Return on average equity	4.59%	7.17%	10.30%	9.49%	9.46%
Return on average assets	0.52%	0.82%	1.19%	1.10%	1.10%

Net interest margin	4.25%	4.59%	4.44%	4.36%	4.36%
Efficiency ratio	56.09%	61.36%	56.42%	58.76%	59.38%

Non-accrual loans	$1,078	$1,922	$480	$469	$887
Non-accrual leases	1,568	1,277	599	482	136
Other non-performing assets	340	394	155	478	232
Allowance for loan losses to total loans	1.63%	1.41%	1.29%	1.30%	1.19%
Net charge-offs to avg loans (annualized)	0.63%	0.13%	0.02%	-0.24%	0.01%
Nonperforming loans to total loans	0.72%	0.90%	0.31%	0.29%	0.31%
Nonperforming assets to total assets	0.62%	0.78%	0.27%	0.33%	0.28%